Exhibit 99.D

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of ordinary shares and American depositary shares of China Lodging Group, Limited.

EXECUTED this 5th day of February, 2016.

Accor

By:	/s/ François Pinon
Name: François Pinon
Position: Group General Counsel

AAPC Hong Kong Limited

By:	/s/ Louise Daley
Name: Louise Daley
Position: Director